Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript SHFL - Q2 2007 Shuffle Master, Inc. Earnings Conference Call Event Date/Time: Jun. 06. 2007 / 5:00PM ET

CORPORATE PARTICIPANTS

 Jerome (Jerry) Smith
 Shuffle Master, Inc. - SVP & General Counsel

 Mark Yoseloff
 Shuffle Master, Inc. - Chairman & CEO

 Richard Baldwin
 Shuffle Master, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

 Joseph Greff
 Bear, Stearns & Co. - Analyst

 Steven Wieczynski
 Stifel Nicolaus - Analyst

 Fred Button
 Private Investor

 Ryan Worst
 Brean Murray, Carret & Co. - Analyst

 Charles Minervino
 Goldman Sachs - Analyst

 Lauren Saller
 First Albany Capital - Analyst

 Quincy Sen
 Tiger - Analyst

 David Barteld
 Nollenberger Capital Partners - Analyst

 PRESENTATION

Operator

 Good afternoon, ladies and gentlemen, and welcome to the Shuffle Master Gaming second quarter earnings conference call.

At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Jerry Smith, Senior Vice President and General Counsel for Shuffle Master Gaming. Thank you, Mr. Smith, you may begin.

 Jerome (Jerry) Smith  — Shuffle Master, Inc. - SVP & General Counsel

 Thank you. Good afternoon.

I am Jerry Smith, Senior Vice President and General Counsel of Shuffle Master. With me today are Mark Yoseloff, Chairman of the Board and CEO of Shuffle Master, Paul Meyer our COO and President, and Rich Baldwin our Senior Vice President and CFO. Today’s conference call is being simultaneously webcast from our website and will also be archived for the next 30 days.

During today’s call, various remarks we make about future expectations, plans and prospects for the Company constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from these expectations. We will also be discussing certain financial measures such as adjusted EBITDA which represents a non-GAAP financial measure.

The importance of this measure to investors, as well as a reconciliation to the most directly comparable GAAP measure can be found in our prior public filings, including in our first quarter 2007 10-Q, as well as in today’s press release, which was issued shortly before this conference call, announcing our second quarter results.

Now, I’ll turn the call over to our CEO, Mark Yoseloff.

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 Thank you, Jerry.

After a disappointing first quarter, we are pleased to have posted a substantially better second quarter. Total quarterly revenue of $44.6 million represents a 3% year-over-year increase and a 20% increase over the prior sequential quarter. More importantly, I do want to point out that a number of key operating metrics showed improvement during the quarter.

Specifically and in line with our renewed emphasis on leasing rather than selling, our install base of lease shufflers increased both year-over-year and sequentially. We also added 164 leased live proprietary tables in the quarter. This is the largest single quarterly increase in our history excluding acquisitions.

In addition, we continue to make excellent progress with placements of electronic tables. At quarter end, we had 634 leased seats in the market, a sequential quarterly increase of 5% and a year-over-year increase of 196%. Moreover, during the month of May, we have placed an additional 250 leased seats in North America, bringing our total to 884 seats.

So although our profitability has declined, which we are hard at work improving, we are pleased that demand for our products is solid. Later on the call, I will highlight some of our plans for growth.

However, at this point, I will turn the call over to Rich to review our financial results in more detail.

 Richard Baldwin  — Shuffle Master, Inc. - CFO

 Thanks, Mark.

For the second quarter, revenue increased slightly to $44.6 million, adjusted EBITDA was $13.7 million, and GAAP earnings per share from continuing operations totaled $0.10. Note that due to the nature and timing of several current quarter sales transactions, net deferred revenue was approximately $8 million as of April 30 compared to approximately $7.1 million as of January 31, and $5.5 million as of October 31.

Further, the current quarter was negatively impacted by non-operating foreign currency losses totaling approximately $1 million, as well as a minimum royalty accrual totaling $950,000 relating to our agreement with WMS, whereby WMS branded slot content is marketed on our Stargames slot machine platform in Australia.

Turning to our segment results, utility products revenue was $22.1 million in the second quarter, slightly down from a year ago, but up 24% over the first quarter of fiscal 2007. The year-over-year revenue decrease is primarily attributed to fewer Shuffler conversions from leased to sold units. The sequential revenue increase is primarily related to significant shipments to Macao in the current quarter [offsetting] conversions sequentially as well.

Customer demand and general pricing trends for our third generation shufflers, particularly the one2six and the MD2, as well as the MD2 with card recognition remains strong with average selling price and average monthly lease rates exceeding those of our second generation shufflers. Entertainment products revenue of $22.5 million for the quarter increased approximately 15% both year-over-year and sequentially, primarily due to increased revenue contribution from Stargames EGM sales, offset by the expected decline in lifetime license sales.

Customer demand and general pricing trends for our traditional felt-based table games remains strong and consistent with recent quarters. Of note, total entertainment products leased revenue for the quarter totaled a record 7.2 million, primarily on the strength of our growing E table business. During the quarter, consolidated gross margins totaled approximately 60% and operating margins totaled approximately 18%, both down year-over-year. The decrease in gross margins was primarily due to sales mix, in particular, lower margin sales of Stargames’ slot product.

To a lesser extent, electronic table game sales pressured margins as well. Operating margins were lower, primarily due to increased R&D at Stargames, and an increase in overall SG&A needed to support our global growth initiatives. As Mark alluded to earlier, these year-over-year comparisons reflect some of the near-term challenges we have faced and continue to impact current profitability levels.

Turning to our balance sheet and cash flow generation, cash and equivalents totaled $7.1 million as of April 30 compared to $3 million as of January 31. Net debt calculated as total debt less cash as of April 30 totaled $220 million, a decrease of $7.8 million compared to $228 million as of January 31. As a result of better balance sheet management, which I will comment on in a minute, we generated significantly higher operating cash flows during the current quarter compared to Q1, ‘07 levels. For the six months ended April 30, operating cash flows totaled approximately $15 million versus approximately $12 million during the same prior year period.

Let me touch on our main initiatives. First, we’ve been more aggressive about A/R collections and been more restrictive on providing extended payment terms to our customers. Second, we’ve been able to extend our tray tables under the same strategy. Finally, as you can see on our balance sheet, investments in sales type leases continue to trend lower, as we have raised interest rates significantly in recent months.

Going forward, we will continue to focus on balance sheet management, and utilize our free cash for growth CapEx and when appropriate, further debt reduction, and opportunistic share repurchases, as we work through our short-term issues and improve our outlook. To that final point, we did not repurchase any shares during the second quarter.

With that, I would like to turn the call back over to Mark.

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 Thanks, Rich.

During the past several months, we have undertaken an extensive and detailed review of all of our business lines, and we have developed a strategic plan and five-year forecast. I would now like to spend a few minutes providing an overview of this plan and forecast. To outline the major strategic elements, we anticipate the following points.

One, a renewed emphasis on leasing versus selling. Two, a continuing development of relevant technology to drive new products across all product lines. Three, an effort to increase the return from existing assets already deployed in the field by adding new value elements to those existing products. And four, a value engineering program to reduce manufacturing costs across all product lines.

Turning specifically to our product lines and beginning with utility products, over the next five years, we anticipate the shuffler business will benefit from new product offerings, new markets, and new casino openings, increased penetration of automatic card shufflers and domestic replacement sales. We anticipate there will be approximately 12,000 new tables in Asia, 4,000 in North America, and 2,000 in Europe. Further, our estimate for domestic replacement sales over the term is approximately 3,000 units.

This provides us with a significant opportunity for new shuffler placements, and we believe that will drive our shuffler revenues in a CAGR of 10% to 15% as a compound annual growth rate with lease revenue increasing from approximately 30% to over 40%, as a percentage of total shuffler revenue. Note that historically our international shuffler placements have been exclusively sales with virtually no leasing activity, however, we are currently in the early stages of evaluating certain international markets for future leased shuffler placements.

We also believe the chip sorter business will be a small, but consistent contributor over time. New technology will drive placements and we foresee easier chipper revenue growing at a compound annual growth rate of 10% to 15%. Intelligent table system consists of our I-shoes, or card reading shoes, and our high-definition image fidelity licensed technology.

Image fidelity, when working in conjunction with the I-shoe provides our casino customers with closed loop verification of game outcomes. Table security and bet tracking is becoming increasingly important for casinos as cheating and comping table game players increases. The IDS product line developed in conjunction with PGIC and IGT targets that issue and provides an all-encompassing solution.

We estimate our ITS business, which only generated about $135,000 in revenue during fiscal 2006, will grow to approximately $13 million in revenue by 2011, or a compound annual growth rate of over 150% during the forecasted time period. Turning now to our entertainment products category, the proprietary table game business is anticipated to experience extensive growth over the next five years, due primarily to new markets opening, increased market penetration as a result of new game content, and exploiting the international markets.

We also anticipate increased revenue as a result of game content upgrades. Expecting to upgrade our existing proprietary table games with additional betting options, such as bad beat versions, local area progressives, and potentially wide area progressives. This is especially significant in generating new revenue from previously sold table game licenses.

We also anticipate placing approximately 1,500 leased tables internationally during the forecasted period, a substantial increase from a few hundred tables today. As a reminder to investors, given our historic limitations on human capital and distribution across the International Gaming market, the primary focus of this business has been the domestic market.

Proprietary table game revenue is anticipated to grow at a compound annual growth rate of 20% to 25%, with proprietary table game lease revenue as a percentage of total proprietary table game revenue growing from the current level of approximately 75% to 90% or more in this five year time period. Multi-terminal game machine or MTGM business includes Table Master, Vegas Star and Rapid products.

We anticipate the MTGM market will grow from the current estimates of about 16,000 seats to over 40,000 seats by the end of fiscal year 2011. There is anticipated to be varying levels of competition in each region of the world. The Company has assumed that it will garner a reasonable, but modest share of all public domain games offered in electronic formats.

For E tables containing proprietary table game content, the Company believes that we’ll have the lion’s share of such tables. With these assumptions, MTGM revenue is anticipated to grow at a compound annual growth rate of over 30% during the time period, with lease and participation revenue representing over 50% of total MTGM revenue by the end of fiscal 2011. Finally, and in addition to our major categories, revenue and profit is expected for several of our newer initiatives, such as wireless gaming, internet gaming, and our shuffle-up production, and we expect all of those to establish themselves over time.

Given the detailed and extensive nature of our forecasting process, we believe that these long-term projections are achievable. At the same time, however, in order to maximize profitability and create value over time, we continue to work on our shorter-term Stargames integration issues.

First, the cost structure at Stargames and the debt we incurred to buy the business has challenged our ability to bring dollars to the bottom line in recent quarters. In addition, some Stargames product categories carry lower gross margins. On the cost side over the last three months, we have made progress analyzing the business and identifying where we can trim expenses, but it will take some time to implement a strategy and realize the benefits to our P&L.

Turning to Stargames products, the lowest margin business in the Stargames portfolio is their electronic game machine or slot machine business. The future growth potential of this category will depend on our ability to produce an ongoing stream of successful titles and due to this hit-driven nature, we are viewing our prospects positively, but modestly at this time.

The good news is that we are currently anticipating in excess of $30 million in revenue from EGMs in fiscal 2007, and we project it to be EBITDA and cash flow positive. We are at the same time working towards lowering manufacturing costs, but going forward, performance is the key.

Finally, we have faced some short-term challenges as the result of terminating the Asia representative agreement with the Elixir Group Limited in February 2007. This has caused some disruption of our Asian sales, most notably E tables and EGM.

Fortunately, we have made progress over the last three months analyzing our distribution in Asia and we believe that we will be the premier equipment supplier in Macao, if not a broader section of the region. We will continue to update you on our progress.

As we look ahead to the balance of fiscal 2007, at the present time we do expect to see steady improvement in the back half of the year, a time period that will be characterized by addressing near-term challenges and staying the course in order to achieve our long-term objectives. For that reason, we will continue with our previously communicated suspension of earnings guidance for fiscal 2007.

In closing, our primary focus continues to be building a business model capable of delivering long-term sustainable revenue growth across all product categories and as a result, we do not anticipate any drastic cuts in R&D, and operating over in the short-term. Along the way, we are certainly taking a critical look at all operating expenses.

However, we realize that in order to achieve our long-term financial goals, we must continue to develop new products and reliable service that will maintain our market share and leadership. Based on our five-year plan, we will have ample free cash flow to balance growth CapEx with debt repayment and share repurchases. This is the way we have created shareholder value in the past and we believe that we are well on our way to achieving the goals we have laid out here today.

With that, I will now turn the call back to Andrea for Q&A.

 QUESTION AND ANSWER

Operator

 Thank you. (OPERATOR INSTRUCTIONS)

Our first question comes from Joe Greff with Bear Stearns.

 Joseph Greff  — Bear, Stearns & Co. - Analyst

 Good afternoon, guys. How are you?

 Richard Baldwin  — Shuffle Master, Inc. - CFO

 Hey, Joe, how are you doing?

 Joseph Greff  — Bear, Stearns & Co. - Analyst

 In the quarter, did you recognize sole shufflers (inaudible-technical difficulties) and did you recognize any to Venetian Macao? Could you clarify that for us, please?

 Richard Baldwin  — Shuffle Master, Inc. - CFO

 Yes, we did. The amount that we deferred in Q1 was recognized in Q2 for Crown Macao.

 Joseph Greff  — Bear, Stearns & Co. - Analyst

 Okay.

 Richard Baldwin  — Shuffle Master, Inc. - CFO

 And we did ship Venetian Macao shufflers in the quarter.

 Joseph Greff  — Bear, Stearns & Co. - Analyst

 Okay. the entire amount is for Venetian Macao?

 Richard Baldwin  — Shuffle Master, Inc. - CFO

 Yes, for the order that we’ve initially received, yes.

 Joseph Greff  — Bear, Stearns & Co. - Analyst

 Got you, okay, and then maybe can you talk about the amount or level of open orders for Table Master with respect to opportunities you have in North America?

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 Joe, it’s Mark.

We have a modest backlog, but we have never quoted backlogs, and so I’m not sure it’s appropriate to start today. I can tell you the product’s been extremely well received in Delaware, in Pennsylvania, and generally wherever we’ve placed it, and so our expectations are very positive for it right now.

 Joseph Greff  — Bear, Stearns & Co. - Analyst

 Great. That’s it, guys. Thanks.

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 Thanks, Joe.

Operator

 Our next question comes from Steve Wieczynski with Stifel Nicolaus.

 Steven Wieczynski  — Stifel Nicolaus - Analyst

 Hi, good afternoon, guys. One question for you, Rich. Just want to get your thoughts on and what your thinking was of not repurchasing any shares during the quarter with—or the share price hanging around $16, $17 most of the quarter, which was the rationale behind that?

 Richard Baldwin  — Shuffle Master, Inc. - CFO

 Well, I’m sure Mark has some views on this as well, but from my perspective you can see in the quarter and even for the year for that matter our CapEx as it relates to the amount of leasing that we’re doing now on E tables, as well as on shuffler, certainly those requirements are increasing. We’ve certainly been focused on paying down debt. We’ve been pretty aggressive in that regard.

There obviously are windows wherein we have the opportunity to do so. We’re not always free to repurchase shares. So it’s just a function of timing, of where the priorities are, and then also in the quarter there was some other CapEx related to some IP and some other small dollar acquisitions that we made.

So, but as I’m sure you’re well aware and Shuffle Master opportunistically has, has always been a buyer of our own stock and prospectively clearly the working capital needs have increased, but that’s a good thing because replacing these products on lease, we are going to continue to be focused on paying down debt, but share repurchases are still part of the plan going forward.

 Steven Wieczynski  — Stifel Nicolaus - Analyst

 Great. Thanks, guys.

Operator

 (OPERATOR INSTRUCTIONS)

Our next question comes from Fred Button with—a private investor.

 Fred Button Private Investor

 My question is since we do not have the distribution people over in Macao, are we doing that ourselves now, or are we in the process of hiring someone else?

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 Fred, I’m going to correct a misconception here. We have a sales office and sales people in Macao. We service all of the Macao customers directly.

The issue in Asia has been some of the outlying regions, not Macao itself, and so, for example, some parts of Southeast Asia, some other parts of the region have been underserviced over the last three months and those are the areas that we’re now concentrating on, either going direct or finding some new distribution means.

 Fred Button Private Investor

 How do you think that has affected us in being underserved? Is that just a small—a small dollar amount, or is that—do you think we’re going to be in the next three, six, nine months much better served by what we’re doing now?

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 Well, I think that it has not been a substantial dollar amount of late, but we have some excellent opportunities in some of the outlying areas, Cambodia, some possibilities in the Philippines and so on, and those are the areas that we want to make sure that we properly address, because there are good opportunities going forward. We’re also now looking at how we’re going to service Singapore when that market opens and so we’re generally taking a careful inventory of our resources and the region, and I think we’ll emerge even stronger when this is—when this is all done.

 Fred Button Private Investor

 Thank you.

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 You’re welcome.

Operator

 Our next question comes from Ryan Worst of Brean Murray.

 Ryan Worst  — Brean Murray, Carret & Co. - Analyst

 Thanks, good afternoon, guys.

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 Hey, Ryan.

 Ryan Worst  — Brean Murray, Carret & Co. - Analyst

 Just a couple questions. I’m sorry if I missed this, but did you—Rich, did you talk about how many games—how many shufflers were converted to sales from the lease space?

 Richard Baldwin  — Shuffle Master, Inc. - CFO

 I don’t believe that was in our prepared remarks, but it was—I would say it was substantially less in terms of what the trend has been. It was about 100 or so in the quarter and we’ve been trending much higher than that in recent quarters.

 Ryan Worst  — Brean Murray, Carret & Co. - Analyst

 Okay.

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 And I would like to add to that, if I could before you go to your next question.

 Ryan Worst  — Brean Murray, Carret & Co. - Analyst

 Sure.

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 Notwithstanding our desire to favor leasing, the one exception here is the A shuffler. As we start to move to the introduction of the Ideal, there’s still some good reason for us to look to sell Aces in particular, and so the conversion of leased Aces to sold Aces is still part of our sort of short-term tactics, but whereas the long-term strategy, and particularly the new product like the Ideal, will be to emphasize leasing.

 Ryan Worst  — Brean Murray, Carret & Co. - Analyst

 Okay, and when do you think the Ideal’s going to be ready to ship?

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 I believe we’re going to be submitting the Ideal during our third fiscal quarter, sometime in late June, early July, and once we have approvals 45 to 60 days later, we should be shipping the first units. I actually saw the first preproduction units being built on our line yesterday.

 Ryan Worst  — Brean Murray, Carret & Co. - Analyst

 Okay, great. Any more updates on approvals for Table Master or Rapid Roulette, Mark?

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

Table Master we continue to get approvals. I guess some of the important ones now, we’re waiting—we have Table Master Black Jack approved in Pennsylvania. We’re now waiting for approval of the other game titles in Pennsylvania.

On Rapid, probably the most important single approval will be New Jersey for Atlantic City, but that may be sometime in coming. It’s just a little slower there to get things approved.

Then generally we have things like Ultimate Texas Hold’em on Table Master where the software’s complete and that will be submitted everywhere. So it’s an ongoing process and every time we get a new one, obviously it gives us a great opportunity to—to move more units to the field.

 Ryan Worst  — Brean Murray, Carret & Co. - Analyst

 So when Pennsylvania approves, if they do, your other games, would you expect more placements there, or kind of a changeout, or how would that work?

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 I think we’re—this is a business and it’s been conceived, it’s actually come out of the womb pretty darn strong and so I think as we introduce more titles and more variety, and given the level of public acceptance at this point, I would expect that we will garner more placements rather than simply modification of existing units.

 Ryan Worst  — Brean Murray, Carret & Co. - Analyst

 Right. Okay, and then just last question, what do you guys expect as far as CapEx for the year?

 Richard Baldwin  — Shuffle Master, Inc. - CFO

 Well, you know, it’s—I would say at this point if you kind of—if you look at the six month amount and kind of annualize it, it’s probably the best guesstimate at this point. From our perspective as it relates to leased assets, certainly we hope that that CapEx continues—that CapEx amount continues to grow because that means we’re placing more products on lease.

 Ryan Worst  — Brean Murray, Carret & Co. - Analyst

 Okay, thanks.

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 Thank you.

Operator

 Our next question comes from Charles Minervino with Goldman Sachs.

 Charles Minervino  — Goldman Sachs - Analyst

 Hi, thank you. I just had a couple questions here.

First, you talk in the press release a little bit about these upgrades that you’re selling on your MD2 shufflers. I was just wondering if you can give us a little bit more color on that. Where is that revenue getting captured ? What are you really selling these—what are you selling, the selling price of these upgrades, what is that, and kind of what are you delivering

 Richard Baldwin  — Shuffle Master, Inc. - CFO

 Chuck, this is Rich.

 Charles Minervino  — Goldman Sachs - Analyst

 Hey, Rich.

 Richard Baldwin  — Shuffle Master, Inc. - CFO

 Basically it’s just the software upgrades on the MD2 with the optical card recognition capability that we have, and so basically what —it’s all—the revenue is all included in the same line, where all of our shuffler revenue is. Without getting into too much detail about the pricing, just for competitive reasons, just like to comment that the ASPs on the MD2 with card rack are very good.

So as we did highlight in the press release, in the current quarter it was really our first, what I would say major sale of MD2s with card rack into Macao. We’ve sold a few here and there over the past few quarters, and at the present time we’re in the process of upgrading in Macao some previously sold MD2 shufflers that were sold without the card rack.

So there’s certainly an opportunity to go out and continue to upgrade, and as we move forward, certainly just sell the newer units with the software at the same time.

 Charles Minervino  — Goldman Sachs - Analyst

 Okay, and I just also wanted to get into a little bit more detail on I guess your five year plan with regards to the shufflers. Can you just correct me if I’m wrong, did you say it was about 18,000 new tables is really your expectation over the next five years, are going to get—that is what will be added to the market, and then on top of that, 3,000 units in total over the five year period, or was that some sort of an annual number?

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 Yes, 18,000 tables is the forecasted increase in total tables over the time period. The 3,000 units referred to upsales of new generation shufflers to replace old generation shufflers in North America only.

 Charles Minervino  — Goldman Sachs - Analyst

 Oh, okay in North America only.

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 So the five-year forecast is probably a 250 page document, and what I tried to do in these few paragraphs was to capture some of the headlines frankly, to give you a flavor of generally where we think the CAGRS are for the time period for each category and then just some highlights of each category. I mean the other choice is to put the whole five year forecast on our website, but then there would be no support.

 Charles Minervino  — Goldman Sachs - Analyst

 Okay, and I guess the last question I had was can you just provide a little bit of color on the interest expense this quarter? It looked like the debt level went down a little bit. Interest expense was a little bit higher, is there anything going on there?

 Richard Baldwin  — Shuffle Master, Inc. - CFO

Interest expense actually is down sequentially, as we have paid down the line some. But as we mentioned, we had a pretty substantial move in foreign of currency. The dollar weakened quite a bit against the Australian dollar, as well as the Euro, and so in the quarter we had about a $1 million hit, foreign currency loss and that’s in that line. So if you back that out, interest expense for the quarter actually is down, and you’ll see that all detailed out in the Q.

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 Which, by the way, cost us almost $0.02 a share in EPS, just on that FX.

 Charles Minervino  — Goldman Sachs - Analyst

 Okay. All right. Thank you.

Operator

 Our next question comes from Lauren [Saller] with First Albany Capital.

 Lauren Saller  — First Albany Capital - Analyst

 Hi, guys. Thank you. I was just wondering if you could give a geographical breakout of the revenues or of the foot print that you have now?

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 In what category?

 Lauren Saller  — First Albany Capital - Analyst

 All categories.

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 Whoa. I got to catch a plane to Malaysia later. I’m not sure I’ll really have time.

 Lauren Saller  — First Albany Capital - Analyst

 I mean in utility product leases, utility sales, entertainment leases—

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 Let’s start here. Almost all of our lease revenue, almost 100% is in North America.

 Lauren Saller  — First Albany Capital - Analyst

 Oh, really, okay.

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 The only exception are a few tables here and there, very few odds and ends. One of our strategic initiatives of the five-year plan is to put ourselves in a position to do operating leases in more territories.

 Lauren Saller  — First Albany Capital - Analyst

 Okay, so that’s where the growth is going to be coming from.

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 And that’s part of the growth. As far as unit placements, Rich can give you a little bit of a breakout.

 Richard Baldwin  — Shuffle Master, Inc. - CFO

 Yes, as far as revenue, we do disclose in our filings, in our Q’s and our K’s, we typically give a revenue breakdown by geographic area.

 Lauren Saller  — First Albany Capital - Analyst

 Okay, so I should wait for the Q?

 Richard Baldwin  — Shuffle Master, Inc. - CFO

 Sorry?

 Lauren Saller  — First Albany Capital - Analyst

 Should I just wait for the Q, is that what you’re saying?

 Richard Baldwin  — Shuffle Master, Inc. - CFO

 I have a draft of the Q here in front of me.

 Lauren Saller  — First Albany Capital - Analyst

 Okay.

 Richard Baldwin  — Shuffle Master, Inc. - CFO

 I can go through it briefly. In the current quarter, revenue—total revenue of 44.6—I’m going to round here so this might not be perfect math.

 Lauren Saller  — First Albany Capital - Analyst

 No problem.

 Richard Baldwin  — Shuffle Master, Inc. - CFO

 About $18 million in the U.S., $2.5 million in Canada, Europe, $2.5 million, Australia, $9 million, and Asia, $12 million.

 Lauren Saller  — First Albany Capital - Analyst

 Okay, great. Thank you.

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 You’re welcome.

Operator

 Our next question comes from Quincy [Sen] with Tiger.

 Quincy Sen  — Tiger - Analyst

 Hey, guys. Since this is the first quarter with year-over-year comps includes Stargames, I was wondering if you could provide a little more color about the gross margin decline. You mentioned in the press release that the mix shift was the primary driver behind this decline, but was anything else contributing to this, lower prices or something of that nature?

 Richard Baldwin  — Shuffle Master, Inc. - CFO

 As far as pricing, when you kind of break down the pricing kind of by product category pricing on shufflers continues to trend up, pricing on our felt table games continues to trend up, pricing on E tables is certainly not declining. I wouldn’t expect to see—I would say it’s relatively flat. EGMs can be a little volatile, I guess, depending on the period.

But really it’s just what we said it was. It’s really a function of—when you look at the geographic—when you look at the distribution of the revenue by product type in the quarter, you know, you have a—we had a pretty strong quarter in terms of revenue generation relative to EGM sales. We had fewer lifetime license sales on felt, which are very high margin, and so you just kind of put that all into the blender. That’s the margin for the quarter, shakes out to the 60% level that we reported.

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 Couple other quick comments. Stargames sales in Q2 of ‘07 were significantly better than they were in Q2 of ‘06, the first quarter where we had a comparable. So that’s really good news. Even though the margin is down a bit, the fact the Stargames is growing its revenue albeit at slightly lower margins is actually very good news going forward.

Secondly, the royalty accrual that we took did impacted gross margins a bit. It’s just going to be mixed quarter to quarter. Our objective now and one of our four major strategic objectives is value engineering every product, and as we do the value engineering and we find more efficient ways, better materials, better purchasing power, whatever it’s going to be, and we bring down the cost of manufacturing our products, we’re also going to see those margins improve.

 Quincy Sen  — Tiger - Analyst

 Okay. Thanks, guys.

So would you—just to follow up, would you, would you expect gross margins to stabilize around these levels going forward, or what do you think will—obviously didn’t provide guidance, but I was wondering in terms of thinking about the next few quarters in terms of gross profit dollars.

 Richard Baldwin  — Shuffle Master, Inc. - CFO

 I tell you, we’re very pleased with 60% gross margins, and obviously we’re going to continue to look for ways to improve those margins, as Mark alluded to, certainly in some cost reduction. Some of the other initiatives underway, looking at ways in increasing our average lease prices on our felt games, which are very high margin products. The newer shufflers carry higher ASPs, slightly higher margins, so it’s going to depend on a product—the product mix.

Certainly the mix of leasing versus selling, as we look to start leasing more prospectively than we have, say, over the last few quarters. The mix of lease versus sale will also aid in driving gross margins. So I wouldn’t expect to see substantial increases in margins over the next few quarters, but certainly I wouldn’t expect to see anything substantially lower than where we’re at in this quarter as well.

 Quincy Sen  — Tiger - Analyst

 Okay. Thanks, guys.

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 Thanks. Andrea, I think we have time for one more question.

Operator

 Our next question comes from David Barteld with NCPI.

 David Barteld  — Nollenberger Capital Partners - Analyst

 Hey guys. Just actually to follow up on that, could you just maybe highlight on—other than they pricing side, on the cost side for the gross margins. As you’ve gone through these, this process of trying to identify things to improve gross margins, are there one or two things that you could highlight for us on the cost side that you’re targeting, just to give us a little bit more color on where you’re focusing and what we might expect?

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 Sure. I’ll give you a few examples.

In our Table Master units, we think we—it uses two large plasma screens. We know the cost of plasmas are coming down, but we think we can also, by making a strategic worldwide buy for use of plasmas in North America and in Asia and in Australia, we can do better.

We think we can cost reduce some of the electronic components in our shufflers. We think that all together in the Stargames player terminals, whether they are EGMs or MTGMs, that there’s a number of cost reduction opportunities going through the electronics and the mechanical cabinetry and so on. This is something I’ve only done for the last 30 some years. You sit down with the building materials and the engineers and go line by line and at the end of the day figure out where the costs are and where the potential savings are.

Obviously the most important thing is that we don’t do anything that will impact the integrity or reliability of the products. After that, to the extent that we can find better ways to buy materials, engineer products, manufacture, we’re going to do it. 1% of margin is a $0.01 a share a quarter. Just to put it in perspective. So to the extent that we can find these margin improvements, it has an impact on EPS.

 David Barteld  — Nollenberger Capital Partners - Analyst

 Okay, thanks, and lastly, on your five year forecast with the 18,000 table games, if you could just—I know we’ve talked about this before, about the opportunity to get multiple products on tables, whether it’s a combination of the shuffler or I-shoe or even the next generation product that’s higher tech that combines the two or some other technology where you can get a significantly higher price, in your forecast on that table game base, I mean what—can you talk to us a little bit about what you think the opportunity is on that table base? Do you generate higher revenues for Shuffle Master products per table?

 Richard Baldwin  — Shuffle Master, Inc. - CFO

 Well, this is Rich, David.

I mean obviously that’s all kind of inherent in the overall five year forecast and plan that we’ve rolled up. I mean when you look at the existing product portfolio in terms of what we have today in terms of table games, felt games, clearly as we’ve discussed, we’re certainly looking at ways in which we can increase our ALPs in the form of bad beats, local area progressives, wide area progressives, and just simply charging more for some of the newer games as they roll themselves out and prove to be successful.

On shufflers, with the newer technology that we’re incorporating into the third generation shufflers, they are going to carry higher ASPs, so those are all good, those are good directional trends. Then when you just look at the sheer magnitude of the new real estate that’s going to be coming online, I mean that’s just a whole lot of opportunity for us to place all of our products and so there’s not only are we focused on getting more real estate, clearly, but we’re also focused on trying to get more revenue per real estate.

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 Yes, let me—if I can amplify that just a little bit and give you a concrete example, if we have a Three Card Poker table today that may be at an average royalty rate of, say, $1,700 or $1,800 a month, with a $500 shuffler, so we have around a $2,100 combination on that table, that’s very important shelf space to us. If we can add a bad beat jackpot wager for an additional $500 or $600 a month and an Ideal shuffler in place of the Ace at an additional, say, $150 a month or whatever it’s going shake out to be there’s another $600 to $800 a month on a current base of $2,100.

That’s extremely meaningful, and if you multiply that by the several thousand tables, or many thousand tables we have out, this is a huge growth avenue for us. So we want to take advantage not only of getting new shelf space, new placements, new floor space, but we want to take advantage of our existing footprint and just be smarter in how we offer products to our customers.

 David Barteld  — Nollenberger Capital Partners - Analyst

 Okay, yes, that’s to my point. It’s not just about the number of additional tables coming into the market in the next five years and the penetration rate, it’s the revenue per table that you can generate can lead to significant growth for you guys, even more than we’ve been seeing.

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 Yes, in fact, we’ve gone live with the bad beat jackpot in a couple of places, and the e-mail that I got describing the customer—our customer’s reaction was their table was on fire based on the bad beat jackpot with close to 100% participation with all of the players at the table. Obviously that’s music to our ears because it bodes so well for the future of this idea of adding upgrade content to existing tables.

 David Barteld  — Nollenberger Capital Partners - Analyst

 Great. Thank you.

 Mark Yoseloff  — Shuffle Master, Inc. - Chairman & CEO

 Good.

Andrea, due to the interest of travel time right now, I apologize, but I think we’re going to have to call it quits for today. I want to thank everyone for joining us today and look forward to speaking to you on our next conference call.

Operator

 Ladies and gentlemen, this concludes today’s conference. Thank you for your participation.

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